Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Marvel Enterprises, Inc. (formerly Toy Biz, Inc.) for the registration of 36,642,683 shares of its common stock and 15,620,234 shares of its 8% cumulative convertible exchangeable preferred stock and to the incorporation by reference therein of our report dated April 14, 1998, with respect to the consolidated financial statements and schedule of Marvel Entertainment Group, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                             Ernset & Young LLP

New York, New York
November 25, 1998



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